POWER OF ATTORNEY
KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jane E. Trust, Christopher Berarducci, George P. Hoyt and Tara Gormel with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a trustee/director of any registered closed-end fund to which Legg Mason Partners Fund Advisor, LLC is an investment adviser, any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 10th day of November, 2020.

/s/ Jane E. Trust
Jane E. Trust Trustee/Director, Chief Executive Officer and President

/s/ Robert D. Agdern
Robert D. Agdern Trustee/Director

/s/ Carol L. Colman
Carol L. Colman Trustee/Director

/s/ Daniel P. Cronin
Daniel P. Cronin Trustee/Director

/s/ Paolo M. Cucchi
Paolo M. Cucchi Trustee/Director

/s/ William R. Hutchinson
William R. Hutchinson Trustee/Director

/s/ Eileen A. Kamerick
Eileen A. Kamerick Trustee/Director

/s/ Nisha Kumar
Nisha Kumar Trustee/Director